INVESTMENT ADVISORY AGREEMENT


        THIS AGREEMENT made effective as of the 1st day of May, 1997 (the "Contract Date") by and between Phoenix Duff & Phelps Institutional Mutual Funds (the "Trust"), a Massachusetts business trust authorized to issue shares of beneficial interest in separate series, and Phoenix Realty Securities, Inc. (the "Adviser"), a Connecticut corporation.

        WITNESSETH THAT:

        1. The Trust hereby appoints the Adviser to act as investment adviser to the Trust on behalf of the Phoenix Real Estate Equity Securities Portfolio (the "Portfolio" or "Series"), for the period and on the terms set forth herein. The Adviser accepts such appointment and agrees to render the services described in this Agreement for the compensation herein provided.

        2. In the event that the Trustees desire to retain the Adviser to render investment advisory services hereunder with respect to one or more additional series ("Additional Portfolio"), the Trust shall notify the Adviser in writing. If the Adviser is willing to render such services, it shall notify the Trust in writing, whereupon such Additional Portfolio shall become subject to the terms and conditions of this Agreement.

        3. The Adviser shall furnish continuously an investment program for the Portfolio and any Additional Portfolio which may become subject to the terms and conditions set forth herein (which, together with the Portfolio is sometimes collectively referred to as the "Portfolio") and shall manage the investment and reinvestment of the assets of each Portfolio, subject at all times to the supervision of the Trustees.

        4. With respect to managing the investment and reinvestment of the Portfolio' assets, the Adviser shall provide, at its own expense:

        (a)     Investment research, advice and supervision;

        (b) An investment program for each Portfolio consistent with its investment objectives;

        (c) Implementation of the investment program for each Portfolio including the purchase and sale of securities;

        (d) Regular reports to the Trustees on the implementation of each Portfolio' investment program; and

        (e) Continuous monitoring and evaluation of the performance and investment style of any subadviser recommended by Adviser and appointed to act on behalf of the Trust.


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        5.      The Adviser shall, for all purposes herein, be deemed to be an independent contractor.

        6. The Adviser shall furnish at its own expense, or pay the expenses of the Trust, for the following:

        (a) Personnel necessary to perform the functions required to manage the investment and reinvestment of each Portfolios' assets (including those required for research, statistical and investment work);

        (b) Personnel to serve without salaries from the Trust as officers or agents of the Trust. The Adviser need not provide personnel to perform, or pay the expenses of the Trust for, services customarily performed for an open-end management investment company by its national distributor, custodian, financial agent, transfer agent, auditors and legal counsel;

        (c) Compensation and expenses, if any, of the Trustees who are also full-time employees of the Adviser; and

        (d) Any subadviser recommended by Adviser and appointed to act on behalf of the Trust.

         7. As between the Trust and the Adviser, all costs and expenses not specifically enumerated herein as payable by the Adviser shall be paid by the Trust. Such expenses shall include, but shall not be limited to, all expenses (other than those specifically referred to as being borne by the Adviser) incurred in the operation of the Trust and any public offering of its shares, including, among others, interest, taxes, brokerage fees and commissions, fees of Trustees who are not full-time employees of the Adviser or any of its affiliates, expenses of Trustees' and shareholders' meetings including the cost of printing and mailing proxies, certain expenses of insurance premiums for fidelity and other coverage, expenses of repurchase and redemption of shares, expenses of issue and sale of shares (to the extent not borne by its national distributor under its agreement with the Trust), expenses of printing and mailing stock certificates representing shares of the Trust, association membership dues, charges of custodians, transfer agents, dividend disbursing agents and financial agents, bookkeeping, auditing and legal expenses. The Trust will also pay the fees and bear the expense of registering and maintaining the registration of the Trust and its shares with the Securities and Exchange Commission and registering or qualifying its shares under state or other securities laws and the expense of preparing and mailing prospectuses and reports to shareholders. Additionally, if authorized by the Trustees, the Trust shall pay for extraordinary expenses and expenses of a non-recurring nature which may include, but not be limited to the reasonable and proportionate cost of any reorganization or acquisition of assets and the cost of legal proceedings to which the Trust is a party.




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        8.      Adviser hereby undertakes to abide by policies and procedures adopted by the Trust.

        9. For providing the services and assuming the expenses outlined herein, the Trust agrees that the Adviser shall be compensated as follows:

         (a) Within eight days after the end of each month, the Trust shall pay the Adviser a base fee based on the annual rate of .50% of the average aggregate daily net asset values of the Portfolio (the "Base Rate"). The amounts payable to the Adviser with respect to the Portfolio shall be based upon the average of the values of the net assets of such Portfolio as of the close of business each day, computed in accordance with the then effective registration statement for the Portfolio.

         (b) Beginning on July 1, 1998, and for each whole or partial month thereafter during the term hereof, the Base Rate shall be increased or decreased by a Performance Adjustment, effective as of the first day of the calendar month following each such adjustment, based on the Performance Spread as more particularly described in the following table:


                  Performance               Performance                Performance               Performance
                  Spread                    Adjustment                 Spread                    Adjustment
                  ---------                 ----------                 ---------                 ----------
                  .50% - .59%               .005%                      (.50%) - (.59%)           (.005%)
                  .60% - .69%               .010%                      (.60%) - (.69%)           (.010%)
                  .70% - .79%               .015%                      (.70%) - (.79%)           (.015%)
                  .80% - .89%               .020%                      (.80%) - (.89%)           (.020%)
                  .90% - .99%               .025%                      (.90%) - (.99%)           (.025%)
                  1.00% - 1.09%             .030%                      (1.00%) - (1.09%)         (.030%)
                  1.10% - 1.19%             .035%                      (1.10%) - (1.19%)         (.035%)
                  1.20% - 1.29%             .040%                      (1.20%) - (1.29%)         (.040%)
                  1.30% - 1.39%             .045%                      (1.30%) - (1.39%)         (.045%)
                  1.40% - 1.49%             .050%                      (1.40%) - (1.49%)         (.050%)
                  1.50% - 1.59%             .055%                      (1.50%) - (1.59%)         (.055%)
                  1.60% - 1.69%             .060%                      (1.60%) - (1.69%)         (.060%)
                  1.70% - 1.79%             .065%                      (1.70%) - (1.79%)         (.065%)
                  1.80% - 1.89%             .070%                      (1.80%) - (1.89%)         (.070%)
                  1.90% - 1.99%             .075%                      (1.90%) - (1.99%)         (.075%)
                  2.00% - 2.09%             .080%                      (2.00%) - (2.09%)         (.080%)
                  2.10% - 2.19%             .085%                      (2.10%) - (2.19%)         (.085%)
                  2.20% - 2.29%             .090%                      (2.20%) - (2.29%)         (.090%)
                  2.30% - 2.39%             .095%                      (2.30%) - (2.39%)         (.095%)
                  2.40%+                    .100%         greater than (2.40%)                   (.100%)


                  For the purposes hereof, "Performance Spread" shall be equivalent to Performance minus the Benchmark for each Reference Period. "Performance" shall refer to the highest total return of the Portfolio calculated in accordance with the then effective registration statement for the Portfolio. "Reference Period" shall refer to a rolling twelve month period ending on the last day of each calendar month during the term hereof.



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                  "Benchmark" shall mean the NAREIT Equity Total Return Index, or such other mutually agreed upon index as the parties may from time to time specify, for the comparable Reference Period. The Performance Adjustment shall be based on the average aggregate daily net asset value of the Portfolio for the relevant period.

         (c) Compensation shall accrue immediately upon the effective date of this Agreement.

         (d) If there is termination of this Agreement during a month, each Portfolio fee for that month shall be proportionately computed upon the average of the aggregate daily net asset values of such Portfolio for such partial period in such month.

         (e) The Adviser agrees to reimburse the Trust for the amount, if any, by which the total operating and management expenses for any Portfolio (including the Adviser's compensation, pursuant to this paragraph, but excluding taxes, interest, costs of portfolio acquisitions and dispositions and extraordinary expenses), for any "fiscal year" exceed the level of expenses which such Portfolio is permitted to bear under the most restrictive expense limitation (which is not waived by a State) imposed on open-end investment companies by any state in which shares of such Portfolio are then qualified. Such reimbursement, if any, will be made by the Adviser to the Trust within eight days after the end of each month. For the purpose of this subparagraph (d), the term "fiscal year" shall include the portion of the then current fiscal year which shall have elapsed at the date of termination of this Agreement.

        10. The services of the Adviser to the Trust are not to be deemed exclusive, the Adviser being free to render services to others and to engage in other activities. Without relieving the Adviser of its duties hereunder and subject to the prior approval of the Trustees and subject further to compliance with applicable provisions of the Investment Company Act of 1940, as amended, the Adviser may appoint one or more agents to perform any of the functions and services which are to be provided under the terms of this Agreement upon such terms and conditions as may be mutually agreed upon among the Trust, the Adviser and any such agent.

        11. The Adviser shall not be liable to the Trust or to any shareholder of the Trust for any error of judgment or mistake of law or for any loss suffered by the Trust or by any shareholder of the Trust in connection with the matters to which this Agreement or any Subadvisory Agreement relates, except a loss resulting from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Adviser in the performance of its duties hereunder.

        12.     It is understood that:

         (a) Trustees, officers, employees, agents and shareholders of the Trust are or may be "interested persons" of the Adviser or any subadviser as directors, officers, stockholders or otherwise;


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                                      -5-


         (b) Directors, officers, employees, agents and stockholders of the Adviser or any subadviser are or may be "interested persons" of the Trust as Trustees, officers, shareholders or otherwise; and

         (c) The existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder.

         13. This Agreement shall become effective with respect to the Portfolio as of the date stated above (the "Contract Date") and with respect to any Additional Portfolio, on the date specified in the notice to the Trust from the Adviser in accordance with paragraph 2 hereof that the Adviser is willing to serve as Adviser with respect to such Additional Portfolio. Unless terminated as herein provided, this Agreement shall remain in full force and effect for a period of one year following the Contract Date, and, with respect to each Additional Portfolio, until the next anniversary of the Contract Date on which such Additional Portfolio became subject to the terms and conditions of this Agreement and shall continue in full force and effect for periods of one year thereafter with respect to each Portfolio so long as (a) such continuance with respect to any such Portfolio is approved at least annually by either the Trustees or by a "vote of the majority of the outstanding voting securities" of such Portfolio and (b) the terms and any renewal of this Agreement with respect to any such Portfolio have been approved by a vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" of any such party cast in person at a meeting called for the purpose of voting on such approval; provided, however, that the continuance of this Agreement with respect to each Additional Portfolio is subject to its approval by a "vote of a majority of the outstanding voting securities" of any such Additional Portfolio on or before the next anniversary of the Contract Date following the date on which such Additional Portfolio became a Portfolio hereunder.

         Any approval of this Agreement by a vote of the holders of a "majority of the outstanding voting securities" of any Portfolio shall be effective to continue this Agreement with respect to such Portfolio notwithstanding (a) that this Agreement has not been approved by a "vote of a majority of the outstanding voting securities" of any other Portfolio of the Trust affected thereby and (b) that this Agreement has not been approved by the holders of a "vote of a majority of the outstanding voting securities" of the Trust, unless either such additional approval shall be required by any other applicable law or otherwise.

         14. The Trust may terminate this Agreement with respect to the Trust or to the Portfolio upon 60 days' written notice to the Adviser at any time, without the payment of any penalty, by vote of the Trustees or, as to each Portfolio, by a "vote of the majority of the outstanding voting securities" of such Portfolio. The Adviser may terminate this Agreement upon 60 days' written notice to the Trust, without the payment of any penalty. This Agreement shall immediately terminate in the event of its "assignment".

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                                      -6-


         15. The terms "majority of the outstanding voting securities", "interested persons" and "assignment", when used herein, shall have the respective meanings in the Investment Company Act of 1940, as amended.

         16. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and shareholders of the Trust and signed by the President of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or be binding upon or impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust. The Declaration of Trust, as amended, is or shall be on file with the Secretary of The Commonwealth of Massachusetts.

         17. This Agreement shall be construed and the rights and obligations of the parties hereunder enforced in accordance with the laws of The Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

                                              PHOENIX DUFF & PHELPS
                                              INSTITUTIONAL MUTUAL FUNDS



                                              By:
                                                 -------------------------------
                                                 Philip R. McLoughlin, President


                                              PHOENIX REALTY SECURITIES, INC.


                                             By:
                                                --------------------------------
                                                 Barbara Rubin, President



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